CERTIFICATE OF MERGER	FILED
of	MAR 15, 2007
A.B. Park & Fly Corporation	STATE TREASURER
with and into Airbrook Realty, Inc.

Pursuant to the provisions of Chapter 10 of the New Jersey Business Corporation Act, the undersigned corporations Airbrook Realty, Inc., a New Jersey corporation, and A.B. Park & Fly Corporation, a New Jersey corporation, adopt the following Certificate of Merger for the purpose of merging A.B. Park & Fly Corporation with and into Airbrook Realty, Inc.

PLAN OF MERGER

1. The Plan of Merger setting forth the terms and conditions of the merger of A.B. Park & Fly Corporation into and with Air Brook Realty, Inc. is attached to this Certificate as an exhibit.

2. The Plan of Merger was duly approved by the Sole Shareholder of A.B. Park & Fly Corporation.on March 8, 2007 and by the Board of Directors of Airbrook Realty, Inc., the Surviving Entity, at a special meeting of the Board held on March 8, 2007. Shareholder approval of the Surviving Entity is not required.

EFFECTIVE DATE

4. The Plan of Merger shall be effective on the filing of this Certificate with the Office of the Department of the Treasury of the State of New Jersey, but no later than March 15, 2007.

FOREIGN LAW

5. Each of the constituent entities is a New Jersey corporation in good standing and has the full power and authority to execute and consummate this Merger.

SERVICE OF PROCESS

6.  (a) Airbrook Realty, Inc. agrees that it may be served with process in the State of New Jersey in any proceeding for the enforcement of any obligation of A. B. Park & Fly Corporation and in any proceeding for the enforcement of the rights of a dissenting shareholder of Airbrook Realty, Inc.

  (b) Airbrook Realty, Inc. irrevocably appoints the Secretary of State of New Jersey as its agent to accept service of process in any proceeding with respect to those matters set forth in Subparagraph (a) above. The Secretary of State may forward a copy of process to Airbrook Realty, Inc., c/o Donald M. Petroski, President at 115 West Passaic Street, Rochelle Park, New Jersey 07662.

  (c) Air Brook Airport Express, Inc., a Delaware corporation, is the sole shareholder of all of the issued and outstanding stock of A.B. Park & Fly Corporation and has consented to this Merger. There are no dissenting shareholders of A.B. Park & Fly Corporation pursuant to Chapter 11 of the New Jersey Business Corporation Act.

IN WITNESS WHEREOF, each of the undersigned corporations has caused this Certificate to be signed and sealed as of March 8, 2007.

ATTEST:	A.B. Park & Fly Corporation (a New Jersey corporation)
By: _/s/Jeffrey M/ Petroski_______
Jeffrey M. Petroski, Secretary
By: __/s/Donald M. Petroski_______
Donald M. Petroski, President

ATTEST:	Airbrook Realty, Inc. (a New Jersey corporation)
By: _/s/Jeffrey M/ Petroski_______
Jeffrey M. Petroski, Secretary
By: __/s/Donald M. Petroski_______
Donald M. Petroski, President